UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 31, 2007
Eagle Materials Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number including area code: (214) 432-2000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
          Eagle Materials Inc. (the “Company”) is a party to an Amended and Restated Credit Agreement, dated as of December 16, 2004 (as amended, the “Credit Agreement”), with the banks and financial institutions party thereto, including JP Morgan Chase Bank, N.A. as administrative agent, Bank of America, N.A. and Branch Banking and Trust Company, as co-syndication agents, and Wells Fargo Bank, N.A. and Union Bank of California, N.A. as co-documentation agents. Capitalized terms not otherwise defined in this current report on Form 8-K shall have the meanings ascribed to them in the Credit Agreement. On August 31, 2007, the Required Lenders approved a Seventh Amendment to Amended and Restated Credit Agreement dated as of August 31, 2007 (the “Seventh Amendment”).
          The purpose of the Seventh Amendment is to modify certain covenants to be more consistent with the credit quality of the Company and to provide the Company with additional financial flexibility.
          The Seventh Amendment, among other things, (a) increases the permissible Leverage Ratio so that it may be no more than 3.50 to 1.00, and in the context of Acquisitions so that it may be no more than 3.00 to 1.00 on a proforma basis; (b) adds additional categories to the definition of “Applicable Rate” to account for the higher potential Leverage Ratio; (c) decreases the interest coverage ratio (described in Section 6.09 of the Credit Agreement) so that it may be no less than 2.50 to 1.00; and (d) provides that the Company may settle Swap Agreements by the issuance of Equity Interests in the Company.
          The foregoing description is qualified by reference to the Seventh Amendment, which is being filed with this current report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits

Exhibit Number	Description

4.1	Seventh Amendment to Amended and Restated Credit Agreement dated August 31, 2007

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.
By:	/s/ Arthur R. Zunker, Jr.
Arthur R. Zunker, Jr.
Senior Vice President - Finance

Date: September 7, 2007

EXHIBIT INDEX

Exhibit Number	Description

4.1	Seventh Amendment to Amended and Restated Credit Agreement dated August 31, 2007